UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2026

TEN Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42515	99-1291725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1170 Wheeler Way
Langhorne, PA	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 1.800.909.9598

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	XHLD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 22, 2026, TEN Holdings, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the purchaser named therein (the “Investor”), pursuant to which the Company issued 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for gross proceeds of approximately $500,000. The Shares were issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Purchase Agreement includes certain customary representations, warranties and covenants with respect to the Company and the Investor. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties therein, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission (the “SEC”).

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Registration Rights Agreement

On May 22, 2026, in connection with the Purchase Agreement, the Company also entered into a registration rights agreement with the Investor (the “Registration Rights Agreement”), requiring the Company to register for resale the Shares by filing with the SEC a resale registration statement under the Securities Act within thirty days following the date of the Purchase Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Rule or Standard; Transfer of Listing.

On May 26, 2026, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it is not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Standard”), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity. The deficiency letter does not result in the immediate delisting of the Common Stock from the Nasdaq Capital Market. In accordance with Nasdaq Listing Rules, the Company has up to 45 calendar days, or until July 10, 2026, to submit to the Staff a plan to regain compliance with the Equity Standard or the alternatives of market value of listed securities or net income from continuing operations. If the Company’s plan is accepted, the Company will be granted an extension of up to 180 calendar days, or until November 22, 2026, to regain compliance. If the Staff does not accept the Company’s plan to regain compliance, the Company would then be entitled to request a hearing and appeal the Staff’s determination to a Nasdaq Hearings Panel.

The Company intends to consider available options to regain compliance with the Equity Standard, however, there can be no assurance that the Company will be able to regain compliance.

Item 3.02 Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The Shares were issued to the Investor, who has represented to the Company that is not a person who is in the United States, in a private placement pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished or filed with this report, as applicable:

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated May 22, 2026.
10.2	Registration Rights Agreement, dated May 22, 2026.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEN HOLDINGS, INC.

Date: May 26, 2026	By:	/s/ Virgilio D. Torres
Virgilio D. Torres
Chief Executive Officer, Chief Financial Officer and Director